                                                                    EXHIBIT 99.3


                                                                     [SPSS LOGO]

FOR IMMEDIATE RELEASE:
Aug. 5, 2004
Contact:                Edward Hamburg          Joe Pittman
                        SPSS Inc.               Ashton Partners
                        Executive VP/CFO        Investor Relations
                        312.651.3000            312.553.6747
                                                E-mail:  spss@ashtonpartners.com


                  SPSS INC. REPORTS SECOND QUARTER 2004 RESULTS

CHICAGO, Ill. (USA), Aug. 5, 2004 -- SPSS Inc. (NASDAQ: SPSS), a leading provider of predictive analytics technology and services, today announced results for its second quarter ended June 30, 2004.

Revenues were $53.0 million, up from $49.9 million in the second quarter of 2003, with a loss per share of ($0.05), compared to earnings per share of $0.03 in the same period last year. Results for the current quarter included approximately $2.5 million of charges related to the company's previously announced accounting review and restatement, as well as its downsizing of certain European field operations. Other income included approximately $1.0 million related to a European research and development credit. Cash was $36.0 million, with cash flow from operations of $3.4 million.

In the first six months of 2004, revenues and diluted earnings per share were $110.1 million and $0.06, as compared to $98.1 million and $0.03 in the same period last year, respectively. Results in 2004 included approximately $2.8 million of restatement and restructuring charges. Other income included approximately $1.0 million related to a European research and development credit. License revenues in the first half of 2004 were $45.8 million, up 8 percent from $42.5 million in the first half of 2003. Cash flow from operating activities was $8.6 million.

"License revenues in the second quarter were about $2.5 million less than we expected," said Jack Noonan, SPSS president and chief executive officer. "Like many software companies, we saw a drag on higher-ticket transactions involving our enterprise tools and applications. Yet most product areas saw growth, both in the United States and internationally, with sales of SPSS data mining and statistical tools increasing in double-digits for the second straight quarter."

Noonan continued, "As we move into the second half of the year, we expect continued steady growth in revenues from our desktop statistical products, strong sales of SPSS data mining tools, and improved performance in application sales based on our current pipelines. Demand does not appear to be an issue. Instead, in an environment where every software purchase is carefully evaluated and technology is implemented incrementally, the challenge is to secure our share of the funds available."

Organizations with which SPSS signed significant software license or service agreements in the quarter included: Abbott Laboratories Ltd. Canada; America Online, Inc.; Anthem, Inc.; ATP Canada; Bernette Research; Bull S.A. (France); Defense Personnel Security Research Center; Floyd Thomas, LLC; Greenwich Associates, LLC; Hospital Corporate of America (HCA); Infineon Technologies AG; Learning & Skills Council (United Kingdom); Loyola University of Chicago; Naval Surface Warfare Center; NOP World; Pfizer Global Manufacturing; Prudential UK; Railcar Management Inc.; Sony Finance International Inc.; Tufts Health Plan; UGAM Solutions; United States Army; and University of New Mexico.


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SPSS INC. REPORTS SECOND QUARTER 2004 RESULTS                                  2
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REVENUE PERFORMANCE

Total net revenues in the second quarter were $53.0 million, an increase of 6 percent over $49.9 million in the same period in 2003. The estimated internal rate of growth in total revenues, which excludes revenues from acquisitions ($0.4 million) and divestitures ($1.6 million), as well as changes in the effects of currency ($2.4 million) and deferrals ($0.8 million), was 2 percent from the 2003 second quarter.

In the first six months of 2004, total net revenues were $110.1 million, an increase of 12 percent over $98.1 million in the same period in 2003. The estimated internal rate of growth in total revenues, which excludes revenues from acquisitions ($2.0 million) and divestitures ($3.1 million), as well as changes in the effects of currency ($7.4 million) and deferrals ($0.8 million), was 7 percent from the first half of 2003.

SOFTWARE LICENSES

Revenues from software licenses in the second quarter were $21.0 million compared to $21.1 million in the same period last year. An increase in sales of SPSS data mining and desktop statistical analysis tools, as well as changes in currency exchange rates, was offset by lower revenues from SPSS applications for market research and the effects of the company's divestiture of its Sigma-series products in December 2003.

The estimated internal rate of growth in software licenses was down 2 percent compared to the 2003 second quarter. On this same basis, new sales increased for:

        o  SPSS data mining tools by 16 percent;
        o  Desktop SPSS statistical analysis tools by 11 percent; and
        o  ShowCase(R) business intelligence tools by 19 percent.

License revenues from SPSS applications for market research were down 42 percent due to a $2.8 million transaction completed in June 2003. Excluding this transaction, the internal rate of growth in total license revenues was 14 percent. Sales of the applications acquired with DataDistilleries were approximately $200,000 in the quarter, with new implementations for fraud detection and prevention at Alka Insurance in Denmark and health insurer Zorg en Zekerheid in the Netherlands.

In the first six months of 2004, revenues from software licenses increased 8 percent to $45.8 million from $42.5 million in the same period last year. The estimated internal rate of growth in software licenses was 12 percent from the 2003 first half. On this same basis, new sales increased for:

        o  SPSS data mining tools by 43 percent;
        o  Desktop SPSS statistical analysis tools by 13 percent; and
        o  ShowCase(R) business intelligence tools by 14 percent.

License revenues from SPSS applications for market research were down 9 percent between the six-month periods, again affected by the large June 2003 transaction. Excluding this transaction, the internal rate of growth in total license revenues was 21 percent. New sales of the applications acquired with DataDistilleries were approximately $450,000 in the first half of 2004.


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SPSS INC. REPORTS SECOND QUARTER 2004 RESULTS                                  3
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MAINTENANCE AND SERVICES

Revenues from maintenance agreements and renewals of annual licenses increased 18 percent to $24.2 million in the second quarter from $20.5 million in the same period last year. This growth was due to steady renewal rates for the company's major offerings, as well as changes in currency exchange rates. In the first six months of 2004, maintenance revenues and renewals increased 24 percent to $48.1 million from $38.8 million in the first half of 2003.

Service revenues decreased by 6 percent to $7.8 million in the second quarter from $8.3 million in the same period last year. This decrease was primarily due to the completion of fewer data mining and ShowCase consulting projects, partially offset by implementations of DataDistilleries applications and changes in foreign currency exchange rates. In the first six months of 2004, service revenues were down 3 percent to $16.2 million from $16.8 million in the first half of 2003.

FINANCIAL COMMENTARY AND OUTLOOK

Speaking to other aspects of the quarter and six month period, Edward Hamburg, SPSS executive vice president and chief financial officer, said, "The strongest gains in revenue during the second quarter occurred in Europe, particularly the United Kingdom, France and the Netherlands. In the United States, new sales to market research industry clients were strong and license revenues from academic customers were up about 7 percent. In contrast, Japan was down about 8 percent after performing well in the immediately preceding quarter. The same was true for U.S. federal government sales, which dropped 27 percent from the 2003 second quarter after growing over 30 percent in the March quarter."

Hamburg continued, "Operating expenses in the quarter and first six months include the effects of currency, all costs related to the amended AOL agreement in October 2003 and expenses associated with the DataDistilleries acquisition completed in November 2003. The estimated cost of the completed accounting review and restatement is $2.0 million, of which $1.6 million was incurred through June 2004."

Hamburg concluded, saying, "With almost all of the costs of our accounting review and restatement behind us, the 'E' off our ticker symbol and our sense that market conditions will gradually improve from the second quarter, we expect the company's revenue performance in the second half of 2004 to be between $112.0 million and $117.0 million, with diluted earnings per share of between $0.40 and $0.50. Approximately 52 percent of the revenues and 60 percent of the earnings should be realized in the fourth quarter. These estimates compare to 2003 second half revenues of $110.3 million and diluted earnings per share of $0.49. Please note, however, that the 2003 earnings included a one-time income tax benefit of almost $2.8 million resulting from the utilization of tax credits."


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SPSS INC. REPORTS SECOND QUARTER 2004 RESULTS                                  4
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--------------------------------------------------------------------------------
                                       2Q 2004 SUPPLEMENTAL INFORMATION
--------------------------------------------------------------------------------
Other income & income taxes      Includes losses from currency transactions on
                                 receivables held overseas due to the
                                 strengthening of the US dollar, net interest expense from line-of-credit borrowings and a European research and development credit that was applied for in 2004 but related to prior years. The year-to-date effective tax rate is 35 percent.

--------------------------------------------------------------------------------
Accounts receivable              $36.4 million, days sales outstanding of 70.
--------------------------------------------------------------------------------
Staff                            1,224 full-time employees as of June 2004, with
                                 217 sales representatives (213 quota-carrying).
                                 Compares to 1,252 full-time employees in December 2003 (221 sales representatives, 202 quota-carrying); 57 percent are employed in North America (34 percent at headquarters in Chicago), 43 percent in international offices.
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CONFERENCE CALL
The company will host a conference call to discuss its results at 9:00 a.m. CDT on Friday, August 6, 2004. These proceedings will be broadcast online at www.spss.com/invest. Please dial 800.435.1261 in the United States or
617.614.4076 internationally to participate; use access code 56347175. A replay will be available for one week after the call and accessible by dialing
888.286.8010 in the United States or 617.801.6888 internationally; use access code 24909533. An archived version of the conference call will also be made available online at www.spss.com/invest.

ABOUT SPSS INC.
SPSS Inc. (NASDAQ: SPSS) is a global provider of predictive analytics technology and services. The company's predictive analytics technology connects data to effective action by drawing reliable conclusions about current conditions and future events. More than 250,000 commercial, academic and public sector customers rely on SPSS technology to help increase revenue, reduce costs, improve processes and detect and prevent fraud. Founded in 1968, SPSS is headquartered in Chicago, Illinois. For additional information, please visit www.spss.com.

SAFE HARBOR STATEMENT
The following constitutes the Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended:

Certain statements in this press release are forward-looking statements. Such statements can be identified by phrases such as "should be," "planning" and "expects." Such statements also involve known and unknown risks, including market conditions and competition, which may cause the company's actual results, performance, achievements, or industry results, to be materially different than any future results, performance or achievements expressed or implied in or by such forward-looking statements. By way of example and not limitation, known risks and uncertainties include changes in: market conditions, especially in Asia; changes and/or product demand and acceptance; the competitive environment; product release schedules; and currency fluctuations. In light of these and other risks and uncertainties, the inclusion of a forward-looking statement in this release should not be regarded as a representation by the company that any future results, performance or achievements will be attained. The company assumes no obligation to update the information contained in this press release. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the company's periodic reports (copies of which are available from SPSS upon request).


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SPSS INC. REPORTS SECOND QUARTER 2004 RESULTS                                  5
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                                    SPSS INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        (IN THOUSANDS, EXCEPT PER SHARE)
                                   (UNAUDITED)


                                                                 Three Months Ended June 30,
                                                             -------------------------------------         % of Total Revenue
                                                                                            Yr/Yr         --------------------
                                                               2004            2003         % Chg.         2004          2003
                                                             --------        --------                     ------        ------
Net revenues:
 License                                                     $ 20,952        $ 21,110         -1%            40%           42%
 Maintenance                                                   24,246          20,462         18%            46%           41%
 Service
                                                                7,806           8,331         -6%            14%           17%
                                                             --------        --------                      ----          ----
Total net revenues                                             53,004          49,903          6%           100%          100%

Operating expenses:
 Cost of license and maintenance revenues                       3,240           3,081          5%             6%            6%
 Sales, marketing and services                                 34,658          30,464         14%            65%           61%
 Research and development                                      11,690          10,999          6%            22%           22%
 General and administrative                                     5,688           4,716         21%            11%           10%
                                                             --------        --------                      ----          ----
Operating expenses                                             55,276          49,260         12%           104%           99%
                                                             --------        --------                      ----          ----

Operating income (loss)                                        (2,272)            643         NM             -4%            1%

Other income:
 Net interest income (expense)                                    (29)           (181)       -84%            --            --
 Other income                                                     789             216        265%             1%           --
                                                             --------        --------                      ----          ----
Other income                                                      760              35       2071%             1%           --
                                                             --------        --------                      ----          ----

Income (loss) before income taxes                              (1,512)            678         NM             -3%            1%

Income tax expense (benefit)                                     (544)            165         NM             -1%           --
                                                             --------        --------                      ----          ----
Net income (loss)                                            $   (968)       $    513         NM             -2%            1%
                                                             ========        ========                      ====          ====

Basic net income (loss) per common share                     $  (0.05)       $   0.03         NM

Diluted net income (loss) per common share                   $  (0.05)       $   0.03         NM

Share data:
Shares used in basic per share computation                     17,702          17,272          2%

Shares used in diluted per share computation                   17,702          17,395          2%


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SPSS INC. REPORTS SECOND QUARTER 2004 RESULTS                                  6
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                                    SPSS INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        (IN THOUSANDS, EXCEPT PER SHARE)
                                   (UNAUDITED)



                                                                    Six Months Ended June 30,
                                                             ---------------------------------------       % of Total Revenue
                                                                                              Yr/Yr       --------------------
                                                               2004              2003        % Chg.         2004         2003
                                                             --------          --------      -------      -------       ------
Net revenues:
 License                                                     $ 45,778          $ 42,505          8%           42%          43%
 Maintenance                                                   48,087            38,786         24%           44%          40%
 Service                                                       16,249            16,766         -3%           14%          17%
                                                             --------          --------                     ----         ----
Total net revenues                                            110,114            98,057         12%          100%         100%

Operating expenses:
 Cost of license and maintenance revenues                       7,176             6,087         18%            6%           7%
 Sales, marketing and services                                 67,045            61,193         10%           61%          62%
 Research and development                                      23,677            21,926          8%           22%          22%
 General and administrative                                    10,562             8,767         20%            9%           9%
                                                             --------          --------                     ----         ----
Operating expenses                                            108,460            97,973         11%           98%         100%
                                                             --------          --------                     ----         ----
Operating income
                                                                1,654                84       1869%            2%          --
Other income:
 Net interest income (expense)                                   (104)               55          NM           --           --
 Other income                                                     187               347        -46%           --            1%
                                                             --------          --------                     ----         ----
Other income                                                       83               402        -79%           --            1%
                                                             --------          --------                     ----         ----
Income before income taxes                                      1,737               486        257%            2%           1%

Income tax expense                                                601                31       1839%            1%          --
                                                             --------          --------                     ----         ----

Net income                                                   $  1,136          $    455        150%            1%           1%
                                                             ========          ========                     ====         ====

Basic net income per common share                            $   0.06          $   0.03        100%

Diluted net income per common share                          $   0.06          $   0.03        100%

Share data:
Shares used in basic per share computation                     17,737            17,254          3%

Shares used in diluted per share computation                   18,138            17,347          5%


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SPSS INC. REPORTS SECOND QUARTER 2004 RESULTS                                  7
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                                    SPSS INC.
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                              JUNE 30,          DECEMBER 31,
                                                               2004                2003
                                                             ---------          -----------
                                                            (UNAUDITED)
ASSETS
Current assets
     Cash and cash equivalents                               $  36,031           $  36,101
     Accounts receivable, net                                   36,403              49,317
     Inventories                                                   626               1,444
     Deferred income taxes                                      14,577              14,023
     Prepaid income taxes                                       12,744               3,996
     Other current assets                                        4,705               7,931
                                                             ---------           ---------
        Total current assets                                   105,086             112,812

Property, equipment and leasehold improvements, net             25,199              27,771
Restricted cash                                                    190                 190
Capitalized software development costs, net                     28,125              26,826
Goodwill                                                        43,800              44,020
Intangibles, net                                                 3,219               3,380
Noncurrent deferred income taxes                                11,309              11,375
Other noncurrent assets                                          2,420               2,633
                                                             ---------           ---------
        Total assets                                         $ 219,348           $ 229,007
                                                             =========           =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
     Notes payable                                           $   2,500           $   2,500
     Accounts payable                                            5,602               7,169
     Income taxes and value added taxes payable                  1,817               2,863
     Deferred revenues                                          55,098              59,379
     Other current liabilities                                  24,707              24,600
                                                             ---------           ---------
        Total current liabilities                               89,724              96,511

Noncurrent notes payable                                         4,645               5,951
Noncurrent deferred income taxes                                   632                 632
Other noncurrent liabilities                                     1,296                 853

Common stock subject to repurchase                                  --               5,421

Stockholders' equity
     Common Stock                                                  176                 173
     Additional paid-in capital                                150,439             148,202
     Deferred compensation                                        (265)               (385)
     Accumulated other comprehensive loss                       (6,660)             (6,576)
     Accumulated deficit                                       (20,639)            (21,775)
                                                             ---------           ---------
        Total stockholders' equity                             123,051             119,639
                                                             ---------           ---------

        Total liabilities and stockholders' equity           $ 219,348           $ 229,007
                                                             =========           =========


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SPSS INC. REPORTS SECOND QUARTER 2004 RESULTS                                  8
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                                    SPSS INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                SIX MONTHS ENDED
                                                                                     JUNE 30,
                                                                          -----------------------------
                                                                            2004               2003
                                                                          --------        -------------
                                                                                          (AS RESTATED)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                            $  1,136           $    455
    Adjustments to reconcile net income to net cash
      provided by operating activities:
          Depreciation and amortization                                      8,114              7,133
          Deferred income taxes                                               (488)              (627)
          Noncash services expenses (recoveries)                              (750)             1,125

          Changes in assets and liabilities:
             Accounts receivable                                            12,485              5,260
             Inventories                                                       821                384
             Prepaid expenses                                                  213              2,103
             Restricted cash                                                    --                733
             Accounts payable                                               (1,616)            (2,017)
             Accrued expenses                                                  625             (7,056)
             Accrued income taxes                                           (9,748)            (5,137)
             Deferred revenues                                              (4,684)             5,185
          Other, net                                                         2,445              2,193
                                                                          --------           --------
Net cash provided by operating activities                                    8,553              9,734
                                                                          --------           --------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures, net                                              (1,726)            (1,599)
     Capitalized software development costs                                 (5,078)            (4,263)
     Repurchase of common stock issued for acquisition                      (5,421)                --
     Proceeds from the divestiture of Sigma-series product line              3,000                 --
                                                                          --------           --------

Net cash used in investing activities                                       (9,225)            (5,862)
                                                                          --------           --------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net borrowings (repayments) under line-of-credit agreements            (1,306)             1,146
     Proceeds from issuance of common stock                                  2,240                700
                                                                          --------           --------

Net cash provided by financing activities                                      934              1,846
                                                                          --------           --------

Effect of exchange rate on cash                                               (332)               566
                                                                          --------           --------

Net change in cash and cash equivalents                                        (70)             6,284
Cash and cash equivalents at beginning of period                            36,101             14,490
                                                                          --------           --------
Cash and cash equivalents at end of period                                $ 36,031           $ 20,774
                                                                          ========           ========